Exhibit 16
                            [LETTERHEAD OF KPMG LLP]

February 19, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Baron Capital Properties, L.P. and, under the date of March 14, 2003, except for Note 15, as to which the date was May 9, 2003, we reported on the consolidated financial statements of Baron Capital Properties, L.P. as of and for the year ended December 31, 2002. On February 10, 2004, we resigned our appointment as principal accountants. We have read Baron Capital Properties, L.P.'s statements included under Item 4 of its Form 8-K dated February 19, 2004, and we agree with such statements.

Very truly yours,


KPMG LLP